UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2006

	Historical		Pro Forma
	Nice
	Cars, Inc	Manchester, Inc (*)	Adjustments		Combined
ASSETS

Current Assets
Cash and cash equivalents	$1,436,923	$115,796			$$1,552,719
Refundable deposit		250,000	(74,989)	1	175,011
Accounts receivable and contracts receivable	77,188,013	—			77,188,013
Allowance for credit losses	(18,724,364)	—			(18,724,364)
Accounts receivable and contracts receivable, net	59,900,572	365,796	(74,989)		60,191,379

Inventory	1,986,998	—			1,986,998
Prepaid expenses and other current assets		14,524			14,524
Total Current Assets	61,887,570	380,320	(74,989)		62,192,901

Property, plant and equipment, net	668,739	13,093			681,832
Deferred acquisition costs		167,506	(167,506)	2	—
Goodwill			54,774,205	3	54,774,205
Other Assets
Deferred loan costs, net, prior financing	634,993	—	(634,993)	4	—
Deferred loan costs, net, new financing			22,280,060	5	22,280,060
Deferred state income taxes	133,989	—			133,989
Total Other Assets	768,982	—	21,645,067		22,414,049
Total Assets	$63,325,291	$560,919	$76,176,777		$140,062,987

LIABILITIES

Current Liabilities
Accounts payable	$553,521	$62,430			$$615,951
Accrued liabilities and interest	—	14,160			14,160
Credit line			54,000,000	6	54,000,000
Participation agreements payable	33,324,608	—	(33,324,608)	7	—
Note payable	—	890,664			890,664
Current portion reserve for repairs	3,145,900	—			3,145,900
Current portion capital leases payable	239,199	—	(239,199)	8	—
Total Current Liabilities	37,263,228	967,254	20,436,193		58,666,675

Long-term Liabilities
Reserve for repairs	2,915,087	—			2,915,087
Capital leases payable	—	—			—
Notes payable stockholder	690,671	—	7,309,329	9	8,000,000
Advances from stockholder	—	—			—
Total Long-term Liabilities	3,605,758	—	7,309,329		10,915,087

Total Liabilities	40,868,986	967,254	27,745,522		69,581,762

STOCKHOLDERS’ EQUITY

Capital Stock - Nice Cars, Inc.
Authorized:
1,000,000 common shares, no par value $1.00 per share,
1,000 shares issues and outstanding	1,000		(1,000)	10	—

Capital Stock - Nice Cars Capital Acceptance Corporation.
Authorized:
1,000,000 common shares, no par value $1.00 per share,
1,000 shares issues and outstanding	1,000	—	(1,000)	10	—

Capital Stock - Manchester, Inc.
Authorized:
100,000,000 common shares, no par value $ .001 per share,
33,138,000 shares issues and outstanding		33,138			33,138
Additional paid in capital		157,715	70,887,560	11	71,045,275
Retained earnings (accumulated deficit)	22,454,305	(597,188)	(22,454,305)	12	(597,188)
Total Stockholders’ Equity	22,456,305	(406,335)	48,431,255		70,481,225
Total Liabilities and Stockholders Equity	$63,325,291	$560,919	$76,176,777		$140,062,987

(*) - for the six months ended May 31, 2006 as reported on Form 10-Q

Footnotes:
1 - to reclassify amounts expended to date for the acquisition of Nice Cars, Inc. from refundable deposit to goodwill
2 - to reclassify deferred acquistion costs to goodwill
3 - to record goodwill on the acquisition of Nice Cars, Inc.
4 - to write-off the deferred loan costs of Nice Cars, Inc. at June 30, 2006
5 - to record 2% or $1,080,000 loan origination cost and $21,200,060 for 3,000,000 warrants at $3.00 per share to Palm Beach Multi-Strategy Fund, L.P.
6 - to record the credit line with Palm Beach Multi-Strategy Fund, L.P. to acquire Nice Cars, Inc.
7 - to record the payoff of the Nice Cars, Inc. participation agreement at June 30, 2006
8 - to record the payoff of the Nice Cars, Inc. capital leases at June 30, 2006
9 - to record the net increase in note payable to stockholder
10 - to eliminate common stock equity of Nice Cars, Inc. at June 30, 2006
11 - to record the value of the common stock canceled and re-issued to Seller, 6,250,000 common shares at $7.95 per share, plus 3,000,000 warrants issued to Palm Beach Multi-Strategy Fund, L.P. at $3.00 per share

12 - to eliminate the equity of Nice Cars, Inc. at June 30, 2006